11.1 - Statement Re: Computation of Per Share Earnings

                        COMPUTATION OF EARNINGS PER SHARE

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                                                                                               Three month period ended March 31,
                                                                                             1998                        1997

Weighted average shares outstanding
                Common stock                                                                3,280,613                  2,839,286

Net loss                                                                                   $ (529,347)                $ (277,904)

Net loss per share (1)                                                                         ($0.16)                    ($0.10)

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(1) There is no difference between basic and diluted net loss per share.